Exhibit 99.1

AlphaPoint Technology, Inc., Announces Corporate Name Change to LevelBlox, Inc.

(pending approval of the Financial Industry Regulatory Authority)

Change reflects evolving business, continued expansion into new Software Asset Management enterprise blockchain lines

SARASOTA, FL., October 3, 2018 /Business Wire/ -- (OTCQB: APPO) – AlphaPoint Technology, Inc. (the "Company") announced today that the Company has changed its name to LevelBlox, Inc., effective on September 27, 2018, provided that the name change is subject to the approval of the Financial Industry Regulatory Authority (“FINRA”), which the Company expects to receive shortly. In addition to the new corporate name, the Company will change its ticker symbol on OTCQB, once the FINRA decision on the proposed symbol change is effective. The Company will issue another press release announcing the date at which the new ticker symbol takes effect.

“This is an exciting change for us and marks a strategic pivot in our future direction as a Blockchain business. As we've continued to successfully execute our strategy to increase our presence in growing and profitable enterprise blockchain sectors, LevelBlox’s mission is to improve the effectiveness of Software Asset Management using the power of the Blockchain,” said Gary Macleod, Chief Executive Officer.

James Whelan, CTO of LevelBlox, commented, “Our new strategic direction marks a significant step in the Company’s evolution, and by changing our name we are developing a strong corporate identity that will accurately represent our company and its services to both our customers and shareholders.”

About LevelBlox:

LevelBlox (OTCQB: APPO) is a publicly traded enterprise software company. We are committed to Blockchain deployments for enterprise markets and serving the enterprise market to produce value by helping to make compelling software products to solve business problems. To learn more, visit http://levelBlox.com/, or, join https://www.linkedin.com.

Contact:

Gary Macleod

LevelBlox

941.345.7949